For release:  October 14, 2009

Contact:  Gerald Coggin, Sr. V.P. Investor Relations

Phone:  (615) 890-2020

NHC Announces Physical Therapy Geriatric Residency Program

Company becomes the first Senior Care program in the nation to train Geriatric Specialists

Murfreesboro, Tennessee - National HealthCare Corporation (NYSE Amex: NHC,NHC.PR.A), one of the nation’s leading operators of long-term health care and assisted living facilities, announced today that the NHC Geriatric Clinical Residency Program (GCRP) for Physical Therapists has successfully received accreditation through the American Physical Therapy Association.  The NHC GCRP will be the fourth in the nation and the first within a senior care corporation. Robert Adams, NHC’s Chairman and CEO stated “Since my father, Dr. Carl Adams, founded our company in 1971, we have never settled for just being a good operator of health care centers, instead we are constantly striving for ways to enhance the service level of care to our customers. This program will not only enhance the skills of therapists who are currently working for NHC, but will also attract therapists from across the country who have special interests in working with the geriatric population.”

          The GCRP trains and equips therapists to be leaders in geriatric rehabilitation by developing advanced knowledge and skills in direct patient care, management of rehabilitation programs, and teaching.  The 12-month program utilizes small group work, guided independent study, continuing education workshops, mentoring by clinical faculty, and teaching opportunities for a comprehensive 1,648 hours minimum of clinical study in order to prepare residents for the Geriatric Specialist Exam.  Therapists passing the exam become certified Geriatric Clinical Specialists.

Middle Tennessee State University’s Gerontology and Psychology programs have been lending expertise to the program, offering residents a first-hand look at cutting edge research in Geriatrics. The program also utilizes the knowledge and experience of area physicians, physical therapists and other clinicians to further enhance the program.

According to Gerald Coggin, Senior Vice President, “The program was developed, and is currently directed by, Linda Bloodworth, PT, in Murfreesboro, Tennessee. Ms. Bloodworth recognized the opportunity such a program would provide in developing specialized clinicians, which in turn improves overall patient care. By training specialized therapists, this program will enhance the quality of therapy services provided to our patients”.

NHC sees the GCRP not only as a tool to further develop their current therapists, but also as a weapon in the battle for quality clinicians. The Bureau of Labor Statistics has estimated that the demand for Physical Therapists could grow 27% by 2016. In addition, the American Physical Therapy Association conducted a study that found that presently between 13% and 18% of jobs need to be filled by Physical Therapists (Forbes.com).  Many of these openings are in Skilled Nursing and Long Term Care settings. As the Baby Boomers begin to enter Skilled Nursing and Long Term Care, a growing number of qualified specialists will be needed and NHC expects the GCRP to help prepare for future therapists dedicated to geriatric care as well as attract therapists to notoriously tough-to-fill, rural areas.

About NHC

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds. NHC also operates 33 homecare programs, seven independent living centers and 23 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management with accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com